Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

AVIDBANK HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, no par value per share	457(c) and 457(h)	610,425	(1)(2)	$23.00	(3)	$14,039,775.00	$0.0001531	$2,149.49
Fees Previously Paid	-	-	-	-		-		-	-	-
		Total Offering Amounts						$14,039,775.00		$2,149.49
		Total Fees Previously Paid								–
		Total Fee Offsets								–
		Net Fee Due								$2,149.49

(1)	The Registration Statement covers 610,425 shares of common stock, no par value per share (“Common Stock”), of Avidbank Holdings, Inc. (the “Registrant”), that are available for issuance under the Avidbank Holdings, Inc. 2022 Equity Incentive Plan, as amended (the “2022 Plan”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of shares of Common Stock that may become issuable as a result of stock splits, stock dividends or other similar transactions in accordance with the adjustment and anti-dilution provisions of the 2022 Plan.
(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the initial offering price per share of Common Stock pursuant to the Registrant’s Registration Statement on Form S-1/A (File No. 333-288743), declared effective on August 7, 2025.